                                                                   EXHIBIT 10.18

                                   AGREEMENT
                                    BETWEEN
                          NEUROCRINE BIOSCIENCES, INC.
                                      AND
                          JANSSEN PHARMACEUTICA, N.V.

                      [CONFIDENTIAL TREATMENT REQUESTED]

                                   AGREEMENT


     THIS AGREEMENT is made effective as of the 1st day of January 1995 by and between, NEUROCRINE BIOSCIENCES, INC. a California corporation having its principal place of business at 3050 Science Park Road, San Diego, CA 92121-1102 ("Neurocrine") and JANSSEN PHARMACEUTICA, N.V., a Belgium corporation having its principal place of business at Turnhoutseweg 30, 2340 Beerse, Belgium ("Janssen"). Neurocrine and Janssen are each referred to herein by name or as a "Party" or, collectively, as "Parties".

                                    RECITALS

     1. Neurocrine has an on-going research program in the field of corticotropin-releasing factor (CRF) Receptor Antagonists and has developed certain technology in this field. In addition, Neurocrine possesses medicinal chemistry and other research and development capabilities in certain therapeutic fields.

     2. Janssen possesses medicinal chemistry and other research, development and commercialization capabilities, as well as proprietary technology in a broad range of therapeutic fields.

     3. The Parties desire to engage in collaborative research to conduct a drug discovery program as generally described in the Research Plan attached hereto as Appendix A.

     4. If the research collaboration is successful, the resulting compounds may have a broad range of applications, particularly in the therapeutic treatment and/or prevention of certain CNS disorders and diseases, such as, for example, anxiety, depression and drug abuse.

     5. The Parties are interested in such a collaborative research arrangement with Janssen developing and commercializing CRF Receptor Antagonist compounds resulting from such research.

     Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                             ARTICLE I - DEFINITION

     The following terms shall have the following meanings as used in this
Agreement:

      1.1 "AFFILIATE" means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with a Party. For the purposes of this definition, the term "control" (including, with correlative meanings, the term "controlled by" and "under common control with") as used with respect to any Party, shall mean ownership of more than 50% of the voting interest.

      1.2 "COLLABORATION TANGIBLE RESEARCH PRODUCT" means any composition of matter or other tangible asset, including but not limited to compounds, natural products or fermentation broths and/or extracts or fractions thereof, immunoglobulin molecules, including active fragments thereof and monoclonal antibodies, cells and cell lines, DNA and RNA molecules, plasmids, proteins, peptides, receptors, receptor fragments, research tools, materials for use in screening methods and techniques, made or synthesized by either Party in the course of Research, or acquired by Neurocrine in the course of the Research with funds provided by Janssen under 2.5(c) as mutually agreed.

      1.3 "CONTRACT YEAR" means a year of 365 days (or 366 days in a leap year) beginning on the Effective Date and ending one (1) year thereafter and so on year-by-year.

      1.4 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

      1.5 "CO-PROMOTE" means to promote jointly a Primary Collaboration Compound through Janssen and the Parties' respective sales forces under a single trademark in a given country.

      1.6 "CRF" means that certain 41-amino acid peptide referred to as corticotropin releasing factor.

      1.7 "CRF RECEPTOR" means a transmembrane receptor protein that binds CRF and transduces a signal leading to an intracellular response upon stimulation by CRF [***].

      1.8 "CRF RECEPTOR ANTAGONIST" shall mean a compound that binds to the CRF Receptor on the cell surface and thereby antagonizes the signal normally induced by CRF in the cell.

      1.9 "DATE OF FIRST SALE" means the date on which Janssen (or an Affiliate or a Sublicensee) first ships a PCP to an unaffiliated Third Party in an arms length commercial transaction.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

      1.10 "DETAILS" shall mean face-to-face sales presentations made to physicians, nurses, pharmacists and other individuals who provide health care services to patients, in their capacity as such.

      1.11 "DRUG APPROVAL APPLICATION" means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

      1.12  "EFFECTIVE DATE" means the date first written above.

      1.13  "FDA" means the United States Food and Drug Administration.

      1.14 "FIELD" means the discovery, synthesis, and identification of Primary Collaboration Compounds and the development, use, manufacture, distribution, marketing and sale of Primary Collaboration Products.

      1.15 "FTE" means a full-time scientific person dedicated to the Research, or in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year, based upon a total of forty-seven (47) weeks or one thousand eight hundred eighty (1,880) hours per year of scientific work, on or directly related to the Research, carried out by an employee. Scientific work on or directly related to the Research to be performed by Neurocrine employees can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending selected and appropriate seminars and symposia, managing and leading scientific staff, and carrying out management duties related to the Research.

      1.16 "IND" means an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. (S) 312.3 or its equivalent in any country.

      1.17 "INDEPENDENT PRODUCT" means a Product described in Paragraph 3.2 or 11.7(b)(ii) hereof.

      1.18 "INFORMATION" means information, generally not known to the public, relating to the Field and including (i) techniques and data, including, but not limited to, screens, models, inventions, practices, methods, knowledge, know-how, skill, experience, test data, including but not limited to, pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, distribution, costs, sales and manufacturing data, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection) and (ii) compositions of matter, including but not limited to compounds and biological materials and assays.

      1.19 "JANSSEN" means Janssen Pharmaceutica, N.V. and any Affiliate that is controlled by Janssen Pharmaceutica, N.V.; provided, however, if Janssen combines any significant research operations relating to the Field with an Affiliate other than an Affiliate controlled by Janssen, "Janssen" shall mean Janssen Pharmaceutica, N.V. and such Affiliate.

      1.20 "JANSSEN KNOW-HOW" means Information which (a) Janssen discloses to Neurocrine under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of Janssen. Notwithstanding anything herein to the contrary, Janssen Know-How shall exclude published Janssen Patents.

      1.21 "JANSSEN PATENT" means the rights granted by any governmental authority under a Patent which covers a method, apparatus, material or manufacture, which Patent is owned or Controlled by Janssen during the term of this Agreement, including its interest in Program Patents.

      1.22 "JOINT RESEARCH COMMITTEE" OR "JRC" means the committee established pursuant to paragraph 2.2 herein.

      1.23 "MAJOR COUNTRY" means the United States, Japan, or any country within the European Economic Community.

      1.24 "MARKETING AND SALES COMMITTEE" shall mean a committee consisting of members from the marketing and/or sales functions of Neurocrine and Janssen.

      1.25 "MARKETING PLAN(S)" shall mean a marketing plan or plans for specified periods which shall set forth promotion, detailing and marketing strategies related to a PCP as such relate to face-to-face sales presentations made to physicians and other health care providers and customers in their offices, clinics, hospitals or other places of business.

      1.26 "NDA" means a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Product which are necessary for or included in, FDA approval to market a PCP as more fully defined in 21 C.F.R. (S) 314.50 et. seq.

      1.27 "NET SALES" means the amount billed by Janssen or Neurocrine or an Affiliate or Sublicensee of either for sales of a Product with respect to which a royalty is due hereunder, to a Third Party less: (a) discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount with respect to the Product in question (provided that any discounts, rebates, etc. based on overall purchases by the customer of the selling Party may be applied to reduce Net Sales only to the extent of the pro rata amount of such discounts or rebates attributable to the Products included in such overall purchases), (b) credits or allowances actually granted upon claims, rejections or returns of Products, including recalls, regardless of the Party requesting such, (c) freight, postage, shipping and insurance charges, to the extent billed separately on the invoice and paid by the buyer, and (d) taxes, duties or other governmental charges levied on or measured by the billing, to the extent billed separately on the invoice and paid by the buyer, as adjusted for rebates and refunds and (e) provisions for actual uncollectible accounts determined in accordance with U.S. generally accepted accounting practices, consistently applied to all Products of the selling Party. Where Product is sold in the form of a combination Product containing one or more active ingredients in addition to a PCC or a SCC (Independent Products contain a PCC), Net Sales for such combination Product will be calculated by multiplying actual Net Sales of such combination Product by the fraction A/(A+B) where A is the invoice price of any of the PCP, SCP or the Independent Product if sold separately, and B is the total invoice price of any other active component or components, or devices, in the combination, if sold separately. If, on a country-by-country basis, the other active component or components in the combination are not sold separately in said country, Net Sales for the purpose of determining royalties of the combination Product shall be calculated by multiplying actual Net Sales of such combination Product by the fraction A/C where A is the invoice price of any of the PCP, SCP or Independent Product if sold separately, and C is the invoice price of the combination Product. If, on a country-by-country basis, neither the Product nor the other active component or components of the combination Product is sold separately in said country, Net Sales for the purposes of determining royalties of the combination Product shall be reasonably allocated between the PCP, SCP or Independent Product and the other active components based upon their relative value.

      1.28 "NEUROCRINE'S KNOW-HOW" means Information which (a) Neurocrine discloses to Janssen under this Agreement or specifically in anticipation of this Agreement and (b) is within the Control of Neurocrine. Notwithstanding anything herein to the contrary, Neurocrine Know-How excludes published Neurocrine Patents.

      1.29 "NEUROCRINE'S PATENT" means the rights granted by any governmental authority under a Patent which covers a method, apparatus, material or manufacture, which Patent is owned or

Controlled by Neurocrine during the term of this Agreement, including its interest in Program Patents.

      1.30 "NON-COLLABORATION COMPOUND" OR "NCC" means a compound synthesized by Neurocrine or Janssen in the course of the Research that [***].

      1.31 "NON-COLLABORATION TANGIBLE RESEARCH PRODUCT" means any composition of matter or other tangible asset, including, but not limited to, compounds, natural products or fermentation broths and/or extracts or fractions thereof, immunoglobulin molecules, including active fragments thereof and monoclonal antibodies, cells and cell lines, DNA and RNA molecules, plasmids, proteins or peptides, receptors, receptor fragments, research tools, and materials for use in screening methods or techniques, synthesized, discovered, identified, or acquired by either Party outside of Research before, during or after the Research Term.

      1.32 "PATENT" means (i) valid and enforceable Letters Patent, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof and (ii) pending applications for Letters Patents.

      1.33 "PATENT COSTS" means the reasonable fees and expenses paid to outside legal counsel and other Third Parties, and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under Patents.

      1.34 "PHASE I" shall mean that portion of the FDA submission and approval process which provides for the first introduction into

                    [***] CONFIDENTIAL TREATMENT REQUESTED
humans of a Product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. (S)213.2(a).

      1.35 "PHASE II" means that portion of the FDA submission and approval process which provides for the initial trials of Product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication as more fully defined as 21 C.F.R.
(S)213.21(b).

      1.36 "PHASE III" means that portion of the FDA submission and approval process which provides for continued trials of a Product on sufficient numbers of patients to establish the safety and efficacy of a Product and generate pharmacoeconomics data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. (S)312.21(c).

      1.37 "PRE-PHASE I" means that portion of the development program which starts with the selection of a compound for development by Janssen into a Product or the beginning of toxicological studies relating to such compound. Pre-Phase I includes, but is not limited to, toxicological, pharmacological and any other studies, the results of which are required for filing with an IND, as well as Product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue subsequent human clinical testing. Toxicology as used in this definition means full scale toxicology using "Good Laboratory Practices" for obtaining approval from a regulatory authority to administer the Product to humans. This toxicology is distinguished from initial dose range finding toxicology, which usually includes a single and repeated dose ranging study in two species with less than half of the animals required by the FDA, an Ames test and a related chromosome test.

      1.38 "PRIMARY COLLABORATION COMPOUND" OR "PCC" means, except as provided below, any composition of matter that [***] metabolite of which):

          (c)  either:

               (i) is discovered, identified, synthesized or acquired by or on behalf of Neurocrine or Janssen prior to the end of the Research Term, and is recognized by either Party to meet the conditions of (a) and (b) hereof, prior to the first anniversary of the end of the Research Term; or

               (ii) is first discovered, identified, synthesized or acquired by or on behalf of Janssen during the period beginning with the end of the Research Term and ending three (3) years thereafter and is recognized by Janssen to meet the condition of

                    [***] CONFIDENTIAL TREATMENT REQUESTED

(b) hereof, during such period and has not been claimed in a pre-existing Program Patent filed on SCCs or

               (iii) is contained within a chemical genus as defined in any issued claim of any unexpired Program Patent in the United States or in a European Patent Organization ("EPO") country, or in a claim of a pending application for such a Program Patent (including such a claim of a PCT application designating the United States or EPO) which is being prosecuted in good faith, and as to which at least one member of such chemical genus is defined in (i) above, whether or not the composition of matter included by reason of this clause (c)(iii) meets the criteria of (a) or (b) above, provided that in the case of compositions of matter discovered, identified, synthesized or acquired by either Party prior to the end of the Research Term, which are recognized to meet condition (a) above but not condition (b), such Program Patent must be filed prior to the first anniversary of the end of the Research Term.

     Notwithstanding the foregoing, PCCs shall not include any composition of matter that Janssen marketed commercially or for which Janssen initiated Pre-Phase I prior to the Effective Date, as listed on Appendix C hereto, and which are not screened, developed or promoted by or on behalf of Janssen as a CRF Receptor Antagonist. For clarification, it is understood that, notwithstanding any of the foregoing, any composition of matter discovered, identified, synthesized or acquired by or on behalf of Janssen or Neurocrine prior to the end of the Research Term, which is not recognized to meet the conditions of either (a) or (b) prior to the first anniversary of the end of the Research Term, shall not be a PCC, except to the extent that such composition of matter is encompassed within a genus described in (c) (iii).

     As used in this Paragraph 1.38, the term "acquired" shall include the acquisition of absolute or contingent rights, such as rights under an option; but for purposes of this Paragraph 1.38, and in Paragraph 1.47 below, Janssen shall not be deemed to have "acquired" a Product which Janssen has not developed directly or indirectly, in whole or in part, and which Janssen merely distributes for an Affiliate that is not controlled by Janssen.

     1.39 "PRIMARY COLLABORATION PRODUCT" OR "PCP" means a Product comprised of a Primary Collaboration Compound excluding Independent Products.

     1.40 "PRODUCT" means any form or dosage of a composition of matter for pharmaceutical use in humans or other animals or for any other use.

     1.41 "PROGRAM PATENT" means any Patent (or pending application for a Patent), the subject of which is an invention that (i) was conceived (in a writing provided to the other Party), or reduced to practice, by Janssen or Neurocrine or by a Third Party under a contract with Janssen or Neurocrine in the course of the Research, and (ii) that comprises a PCC or SCC or a formulation, method of use or method of manufacture thereof.

     1.42 "REGULATORY APPROVAL" means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport or sale of Products in a regulatory jurisdiction.

     1.43 "RESEARCH" means all work performed by the Parties or on their behalf directed towards or in connection with the discovery, identification and synthesis of Primary Collaboration Compounds during the Research Term.

     1.44 "RESEARCH PLAN" has the meaning described in Paragraph 2.1 hereof and shall be attached as Appendix A.

     1.45 "RESEARCH TERM" means the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement by either Party under Article 11 below; or (ii) subject to extension under Paragraphs 2.10 or 2.5, three (3) years after the Effective Date (or a date beyond the three (3) year term which is mutually agreed to by the Parties).

     1.46 [***]

     1.47 "SECONDARY COLLABORATION COMPOUND" OR "SCC" means, except as provided below, any composition of matter [***]


                    [***] CONFIDENTIAL TREATMENT REQUESTED

          [***]

          (b)  either:

               (i) both (A) is discovered, identified or synthesized by or on behalf of Neurocrine or Janssen in the course of the Research prior to the end of the Research Term; and (B) is recognized by either Party to meet condition
(a) above, but is not recognized to meet the criteria of both Section 1.38(a) and 1.38(b) above, in each case prior to the first anniversary of the end of the Research Term; or

               (ii) is contained within a chemical genus as defined in any issued claim of any unexpired Program Patent in the United States or in the European Patent Organization ("EPO") or, in a claim of a pending application for such a Program Patent (including such a claim of a PCT application designating the United States or EPO) that is being prosecuted in good faith, and as to which at least one member of such chemical genus is defined in (i) above, whether or not the composition of matter included by reason of this clause
(b)(ii) meets the criteria of (a) above; provided that where the genus defined hereunder overlaps any genus as defined in 1.38(c)(iii) above that is contained within a Program Patent filed prior to the first anniversary of the end of the Research Term, then compounds within the overlap shall not be an SCC.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

     Notwithstanding the foregoing, SCCs shall not include:

          1. Any composition of matter marketed by Janssen or its Affiliate as of the Effective Date; or

          2. Any composition of matter that is in Janssen's possession as of the Effective Date and that is screened as a potential PCC in the course of the Research; or

          3. Any composition of matter in Neurocrine's possession as of the Effective Date or that Neurocrine acquired from a Third Party at any time.

          4.   Any composition of matter that demonstrates [***]

     1.48 "SECONDARY COLLABORATION PRODUCT" OR "SCP" means a Product comprised of a Secondary Collaboration Compound.

     1.49 "SUBLICENSEE" shall mean, with respect to a particular Product, a Third Party to whom Janssen or Neurocrine has granted a license or sublicense under any Janssen Patents or Neurocrine Patents to make and sell such Product. As used in this Agreement, "Sublicensee" shall also include a Third Party to whom Janssen or Neurocrine has granted the right to distribute a Product, provided

                    [***] CONFIDENTIAL TREATMENT REQUESTED
that such Third party is responsible for marketing and promotion of such Product within its distribution territory.

     1.50 [***]

     1.51 "THIRD PARTY" means any entity other than Neurocrine or Janssen, excepting Affiliates of either.

     1.52 "VALID PATENT CLAIM" means a claim in any unexpired Neurocrine Patent or Janssen Patent which has matured into an issued patent or in any pending application for a Patent for which not more than five (5) years have elapsed since the filing date of such application for priority purposes, in each case which has not been held invalid by a decision by a court or other appropriate body of competent jurisdiction; provided, however, if the decision of such court or body is later reversed or otherwise becomes nonbinding, such claim shall be reinstated as a Valid Patent Claim. The scope of a Valid Patent Claim shall be limited to its terms as set forth in the Patent itself and as further defined by any court, body or law of competent jurisdiction.

     1.53 "YEAR OF SALE" means a 365 day (or 366 days in a leap year) year beginning on the Date of First Sale and so on year to year.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

                             ARTICLE II - RESEARCH

     2.1 COLLABORATIVE RESEARCH PROGRAM. Neurocrine and Janssen agree that they will conduct the Research on a collaborative basis with a [***], used in conducting Research. The Parties have agreed to an initial Research Plan.

     2.2 THE JRC. The Parties shall establish a Joint Research Committee ("JRC") promptly after the Effective Date. The JRC shall be comprised of representatives of each Party with the size of the JRC to be agreed upon by the Parties from time-to-time. The purpose of the JRC is to coordinate the Research effort of the Parties and to expedite the progress of work being done under the Research Plan. The JRC will set specific Research goals, evaluate the results of the Research, discuss information relating to the Research and will ensure that there is appropriate scientific direction for the collaboration. The JRC shall develop and periodically modify the Research Plan, commencing with the initial Research Plan. The Research Plan, among other things, shall specify scientific direction and Research milestones and allocate Research responsibilities and resources in a manner consistent with this Agreement. Regardless of the number of representatives from

                    [***] CONFIDENTIAL TREATMENT REQUESTED
each Party, each Party shall present one consolidated view and have one vote on any issue in dispute. If the JRC fails to reach unanimous agreement on any matter before it for consideration, the matter shall be resolved pursuant to the dispute resolution provisions in Paragraph 13.1. The JRC shall have regular meetings at least semi-annually with the time and location of such to be agreed to by the Parties; provided that at least one (1) full JRC meeting per calendar year during the Research Term shall be at Neurocrine's facilities.

     2.3 INFORMATION AND REPORTS. Janssen and Neurocrine will use reasonable efforts to make available and disclose to each other all Information known by Janssen or Neurocrine as of the Effective Date and at any time on or before the end of the Research Term. Such efforts shall include reasonable efforts to disclose discoveries or inventions made by either Party in the course of Research, including but not limited to, Information regarding compounds synthesized or discovered, initial leads, activities of leads, derivatives, and results of in vitro and in vivo studies, assay techniques and new assays, with significant discoveries or advances being communicated as soon as practical after such Information is obtained or its significance is appreciated. The Parties will exchange, for the Research Term, at a minimum, monthly verbal or written reports and quarterly a written report, including but not limited to reports routinely prepared in the course of Research presenting a meaningful summary of Research accomplished under this

Agreement. Following the end of the Research Term, Janssen and Neurocrine shall provide such a written report one (1) year after the expiration of the Research Term directed to any model and screening results obtained, and Program Patents filed, in that period. Each Party will make periodic presentations to the other of its Research under this Agreement to inform the other Party of the work done under this Agreement, including, but not limited to, any work done prior to the Effective Date thereof. Each Party will use reasonable efforts consistent with its normal business practices not to communicate information to the other which has no application to the Field. Each Party will provide the other with raw data for work carried out in the course of the Research to the extent reasonably requested by the other Party.

     2.4 COLLABORATION TANGIBLE RESEARCH PRODUCTS. Each Party shall use reasonable efforts to make available within a reasonable time after their discovery, synthesis or acquisition to the other Party, Collaboration Tangible Research Products, including, but not limited to, PCCs synthesized during the Research Term. Each Party shall make available to the other Party sufficient amounts of Collaboration Tangible Research Products to reasonably allow the other Party to complete Research employing the same as required by the Research Plan. In addition, each Party shall provide to the other a duplicate set of any assays useful in identifying CRF Receptor Antagonists that are Collaboration Tangible Research Products first reduced to practice in the course of the Research.

     2.5  NEUROCRINE RESEARCH EFFORTS.

          (a) Neurocrine agrees to commit to the Research such efforts and resources as are specified in the Research Plan during the Research Term, to maintain and utilize the scientific staff, laboratories, offices and other facilities consistent with such undertaking, and to reasonably cooperate with Janssen in the conduct of the Research and to use reasonable efforts consistent with its normal business practices to carry out its commitments and obligations undertaken in conducting Research. Neurocrine agrees that, on average over the Research Term (not including extensions under 2.5(b) below), [***] provided, however, that Neurocrine may have work performed by Third Party collaborators as provided in the Research Plan or approved by the JRC, in which case the minimum number of FTEs dedicated to the Research by Neurocrine would be appropriately reduced. In no event, however, shall Neurocrine be obligated to incur costs in performing the Research in excess of the amounts provided by Janssen under (c) below.

          (b) Where the Research Term has run for three (3) years or less, Neurocrine shall have the option to extend the Research Term by six (6) months. Where the Research Term has run for four (4) years or less but greater than three (3) years, Neurocrine shall have the option to extend the Research Term by three (3) months. Notice that Neurocrine elects to exercise its option to extend the Research Term must be received by Janssen by three (3) months prior to the end of the Research Term otherwise in effect.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

          (c) Janssen agrees to fund the Research at Neurocrine at the rate specified below through the end of the Research Term. Such funding shall be provided in four (4) equal quarterly installments during each calendar year payable in advance on January 1, April 1, July 1 and October 1, provided, however, that the first payment for Contract Year One shall be due ten (10) days after the execution of this Agreement. Any payment for a portion of a quarter shall also be made on such pro rata basis. The funding rates shall be as follows:

                                     [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***]

          (d) All funds provided by Janssen under this Section 2.5 shall be used by Neurocrine in the conduct of Research.

     2.6 JANSSEN'S RESEARCH EFFORTS. Janssen agrees to commit to its own Research efforts the resources which it believes are reasonable and necessary based upon the outcome of the Research conducted by Neurocrine. However, the final determination of Janssen's commitment to its own Research efforts shall be at Janssen's sole discretion.

     2.7 RESEARCH AUDIT. Neurocrine will maintain complete and accurate records which are relevant to its expenditure of Research funding provided to it under this Agreement pursuant to Paragraph 2.5 hereof by Janssen. Such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at Janssen's expense and not more often than once each year by Janssen for the sole purpose of verifying for Janssen whether or not Neurocrine's expenditure of Research funding are as agreed to pursuant to this Article II.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

     2.8  COMPOUND TESTING.

          (a) It is the intent of both Parties to screen broadly and generally their own compound libraries and the libraries of Third Parties, if available. Except as provided in (b) below or in the Research Plan, nothing in this Agreement shall obligate either Party to test for CRF Receptor Antagonist activity any particular compound in its library or such Third Party library. Moreover, the Parties shall not have any obligation to identify to each other any compound in their library or Third Party libraries which it screened for CRF Receptor Antagonist activity but that does not demonstrate in vitro CRF Receptor Antagonist activity at the level described in Paragraph 1.38(a). Notwithstanding any other provision of this Agreement, [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***]

         (b) Janssen agrees that it will not develop or commercialize, within the time periods described in 1.38 above, a compound that it knows or has reason to believe is a CRF Receptor Antagonist, unless it has tested such compound to establish whether it meets the criteria for a PCC defined in such Section 1.38.

     2.9 CAPITAL EXPENDITURES. The purchase of any item including, but not limited to, equipment, materials and cell lines reasonably required by Neurocrine to conduct Research shall be [***] For the purposes of this Paragraph 2.9, the term "item" refers to a complete operational unit or a related group of cell lines. For example, if the instrument is being purchased which requires the purchase of a computer to run the instrument, the operational unit is the combination of the two. If items costing [***] or more are reasonably necessary for the efficient conduct of Research by Neurocrine, such

                    [***] CONFIDENTIAL TREATMENT REQUESTED
items shall be reimbursed by Janssen in addition to the funding provided under
2.5 above; provided that the JRC approves such purchases in advance (which approval shall not be withheld unreasonably). The determination of whether Janssen purchases an item exceeding [***] or Neurocrine purchases such item and is reimbursed by Janssen shall be made by the Parties prior to the purchase. Any items purchased and charged to Janssen's account shall be solely owned by Janssen and transferred to Janssen by Neurocrine upon termination or expiration of the Research Term; provided that upon request by Neurocrine following the end of the Research Term, Neurocrine shall have the right to purchase any such items from Janssen at a price equal to the fair market value thereof.

     2.10 ADDITIONAL EXTENSION BY MUTUAL CONSENT. The Parties may, by mutual consent, extend the Research Term beyond the period set forth in the definition thereof, on such terms and conditions as the Parties may then agree in writing.

     2.11 OWNERSHIP OF TANGIBLE RESEARCH RESULTS.

          (a) Non-Collaboration Tangible Research Products shall remain the sole and exclusive property of the Party that brought the Non-Collaboration Tangible Research Product to the collaboration and the other Party shall have no rights therein, except as provided in Sections 5.5, 5.6 and 5.7 below.

          (b) Non-Collaboration Compounds which are Collaboration Tangible Research Products shall be owned by [***] agrees to maintain the identity of these compounds in confidence according to the terms of Paragraph 8.1 (subject to Paragraphs 2.11(c) and 5.7) except that the period of confidentiality will run for the term of

                    [***] CONFIDENTIAL TREATMENT REQUESTED
this Agreement and for fifteen (15) years thereafter and Sub-Paragraph 8.1(i) shall not apply.

          (c) Notwithstanding (b) above, [***] of the assays (including the criteria establishing activity in such assay) and shall request and obtain [***] prior approval, which approval shall not be unreasonably withheld. It is understood that [***] may withhold such approval if [***] has tested the NCC in the same assay prior to receiving [***] request. [***] shall make no more than two (2) (or such greater number as the Parties agree) such requests of [***] and shall have the right to test such Non-Collaboration Compounds in [***] different assays during such period; provided that [***] may make more than two request if [***] withholds its approval on any assay. If [***] does not reject a request by [***] under this Section 2.11(c) within thirty (30) days of receipt, such request shall be deemed approved. It is agreed that [***] shall have the right to retain or receive from [***] (where [***] has sufficient supply) for [***]'s use [***] of Non-Collaboration Compounds it is permitted to test under this Paragraph 2.11(c). In the event that a Non-Collaboration Compound tested by [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED
under this Paragraph 2.11(c) demonstrates activity in such assay, [***] is released by [***] from all obligations of confidentiality as to a such Non-Collaboration Compound and [***] agrees to transfer all rights to such NCC to [***], subject to Paragraph 5.8, under any Program Patents claiming such a Non-Collaboration Compound, to the extent of such claims.

          (d) Collaboration Tangible Research Products which are not Non-Collaboration Compounds shall be jointly owned by Neurocrine and Janssen. However, ownership of Patents claiming Collaboration Tangible Research Products and other inventions made in the course of Research shall be as set forth in
Section 9.1 below.

                       ARTICLE III - PRODUCT DEVELOPMENT

     3.1 JANSSEN'S RIGHT TO SELECT PCCS. Janssen shall be solely responsible for and have the sole right to select Primary Collaboration Compounds to enter Pre-Phase I in consultation with the JRC. Once a Primary Collaboration Compound is selected to enter Pre-Phase I, Janssen shall have the sole right to develop the Primary Collaboration Product through Pre-Phase I and Phases I, II and III, including but not limited to, preparing, filing and exclusively owning, all Drug Approval Applications and obtaining and exclusively owning all Regulatory Approvals on a worldwide basis. During Pre-Phase I, Neurocrine will assist Janssen as mutually agreed in chemical development, formulation development, Production of labelled material and Production of sufficient quantities of

                    [***] CONFIDENTIAL TREATMENT REQUESTED
material required to conduct Pre-Phase I studies. Thereafter, Janssen shall be solely responsible for development.

     3.2  JANSSEN DEVELOPMENT EFFORTS.

          (a) In developing, commercializing and marketing PCCs, Janssen shall expend that level of time, effort and funding as is commensurate with that expended on other Janssen projects at the similar stage of development with a target market of a similar size and importance. Without limiting the foregoing, achievement of the following development milestones no later than the Time to Complete set forth below shall be an objective measure of Janssen's performance:


                                     [***]


As used herein, Phase III will be considered complete upon the collection by Janssen of last clinical data from the last patient in the Phase III trial. Janssen shall promptly notify Neurocrine upon accomplishment of each of the foregoing Milestones.

          (b) If, notwithstanding Janssen's exercise of the efforts recited in 3.2(a) above, Janssen is unable to meet


                    [***] CONFIDENTIAL TREATMENT REQUESTED
or anticipates that it may not be able to meet any of the Milestones within the Time to Complete set forth above, Janssen shall have the right to request an extension for such Milestone(s), which request shall not be unreasonably refused. Without limitation, the following shall be examples of instances in which Janssen shall be entitled to such an extension:

               (i) If prior to the filing of an NDA for a PCC there occurs a serious and unexpected adverse experience (as those terms are defined in 21 CFR
(S) 312.32) with respect to such PCC, the time periods specified in (a) above shall be extended for a period reasonably sufficient to perform additional research with respect to the cause and mitigation of such serious and unexpected adverse experience and complete the remaining Milestones.

               (ii) If the FDA or another governmental health regulatory agency imposes requirements on Janssen, or takes or fails to take actions that are not within Janssen's reasonable control and which could not have been reasonably anticipated by Janssen, the time periods specified in (a) above shall be extended by a period equivalent to the delay caused by such requirements, action or inaction.

               (iii) If Janssen initiates Pre-Phase I or Phase I with respect to a PCC and such PCC fails, the Pre-Phase I or Phase I respectively, for reasons that could not reasonably have been anticipated, the time periods specified in
(a) above shall be extended for a period reasonably sufficient to resolve the problem, including but not limited to identifying another development candidate and complete Pre-Phase I or Phase I for such candidate.

          (c) If the Parties disagree as to whether Janssen is entitled to an extension of the Time to Complete for any Milestone specified in (a) above, or whether or not Janssen is complying with its obligations under (a) above, upon request by either Party such dispute shall be resolved in accordance with
Article XIII below. However, notwithstanding any other provision of Article
XIII: the arbitration shall be concluded within sixty (60) days after the Panel of arbitrators is appointed under Paragraph 13.3(a) and the time periods recited in Paragraph 13.3 shall be reset accordingly to achieve the sixty (60) day completion date; each Party shall submit to the Panel its position or proposal (including its proposal for resetting the Time to Complete for other PCCs to be developed) with respect to an extension of the Milestone(s) in question, including the basis for such position or proposal, and the decision of the Panel shall be limited to accepting the position or proposal of either Janssen or Neurocrine. Once a request for an extension has been submitted for such an arbitration, no further request shall be made with request to such extension unless circumstances change materially from those existing at the time of the prior request.

          (d) If Janssen does not meet any of the Milestones specified in (a) above within the Time to Complete specified, subject to any extensions under (b) or (c) above, Neurocrine shall have the following rights:

               (i) If Janssen fails to so meet either of Milestones 3 or 4 with respect to any PCP, Neurocrine shall have the right to terminate Janssen's license under Paragraph 5.2 with respect to such PCP upon notice to Janssen, provided, however, before terminating such license, Neurocrine discuss with Janssen the possibility of the Parties co-developing such PCP. In such event, in addition to the other rights and licenses granted to Neurocrine under this Agreement, Neurocrine shall have a license pursuant to Paragraph 5.3. Following such termination, such PCP shall be an "Independent Product" for all purposes of this Agreement, and Neurocrine shall pay to Janssen the royalties with respect to such Independent Product specified in Paragraph 6.7 below.

          (ii) If Janssen fails to so meet either of Milestones 1 or 2 above, Neurocrine shall have the right to terminate this Agreement (including, without limitation, the license granted to Janssen under Paragraph 5.2 below) upon notice to Janssen. Following such termination, Janssen shall promptly assign to Neurocrine Janssen's interest in all Program Patents, all PCP's shall be "Independent Products" for all purposes of this Agreement, and Janssen shall not provide to any Third Party any Collaboration Tangible Research Products that are not within the exceptions to Janssen's confidentiality obligations under Paragraph 8.1(ii)-(iv) below.

          (iii) To be effective, any notice provided by Neurocrine under (i) or
(ii) above must be given within ninety (90) days after the Time to Complete for such Milestone specified in (a) above (as such may be extended under (b) or (c) above). In the event that Neurocrine obtains the right to market a PCP, Janssen shall promptly provide to Neurocrine all preclinical and clinical trial data and reports thereon, and all other Information developed during the course of this Agreement in Janssen's control, that would be materially useful in Neurocrine's commercialization of such PCPs, and Neurocrine shall have the right to use and disclose all such data, materials and information as Neurocrine deems appropriate. In addition, Janssen shall assign to Neurocrine or otherwise permit Neurocrine to operate under any Drug Approval Application, Regulatory Approvals and other regulatory filings made by Janssen, its Affiliates or Sublicensees with respect to any PCP and otherwise cooperate with Neurocrine to allow Neurocrine to assume full responsibility for development.

          (iv) Prior to granting a Sublicense under any Janssen Patents with respect to a PCP for which Janssen's license terminated under 3.2(d)(i) above, Neurocrine agrees to notify Janssen. If Janssen so requests within sixty (60) days after receiving Neurocrine's notice, Neurocrine agrees to discuss with Janssen for a period of thirty (30) days granting rights to such PCP to Janssen on such terms as may be agreed.

     3.3 NEUROCRINE'S RESPONSIBILITIES; REPRESENTATION ON JANSSEN DEVELOPMENT TEAM. Neurocrine will assist Janssen in Janssen's development activities as reasonably requested by Janssen by providing Janssen all Know-How developed or acquired during the Research Term relating to Primary Collaboration Products selected for development and/or being developed by Janssen. If any specific developmental work is agreed by Janssen and Neurocrine to be performed by Neurocrine, the Parties will negotiate compensation to Neurocrine for carrying out the agreed developmental work. In addition, one Neurocrine employee shall be named as an advisory member of Janssen's development team. Notwithstanding any other provision of this Agreement, Neurocrine shall have no obligations to disclose to Janssen any Information relating to clinical test data, marketing data or similar information relating to SCC's.

     3.4 NEUROCRINE'S RESPONSIBILITIES FOR SECONDARY COLLABORATION PRODUCTS. Neurocrine shall be solely responsible for and have the sole right to select and develop Secondary Collaboration Compounds or Independent Products. Neurocrine shall, however, have no obligation to develop such Secondary Collaboration Compounds.

     3.5 NEUROCRINE'S ADVERSE EVENT REPORTING REQUIREMENT. The Parties recognize that Janssen as the holder of all Drug Approval Applications and Regulatory Approvals may be required to submit information and file reports to various governmental agencies on PCPs under clinical investigation, PCPs proposed for marketing, or marketed PCPs. Information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new PCP. In addition, supplemental information must be provided on Products at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, to the extent Neurocrine obtains the following and appropriate persons within Neurocrine are aware thereof, to the extent required for Janssen to comply with applicable law, Neurocrine agrees to:

          (a) provide to Janssen for initial and/or periodic submission to government agencies significant information on the PCP and components thereof from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the Product or components thereof;

          (b) in connection with investigational drugs, report to Janssen within three (3) days of the initial receipt of a report of any serious experiences with the PCP or components thereof, or sooner if required, for Janssen to comply with regulatory requirements; and

          (c) in connection with marketed PCPs, report to Janssen within three
(3) business days of the initial receipt of a report of any adverse experience with the PCP that is serious and unexpected or sooner if required for Janssen to comply with regulatory requirements. Serious adverse experiences mean any experience that suggest a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the U.S. labeling for the drug (both of which will be provided promptly to Neurocrine).

     3.6 JANSSEN'S ADVERSE EVENT REPORTING REQUIREMENT. Janssen shall have the same obligations and responsibilities as regards adverse event reporting as Neurocrine has pursuant to Paragraph 3.5 herein in connection with Neurocrine's development and/or commercialization of Independent Products and SCPs.

     3.7 FILING REPORTS. Reports made to regulatory agencies in connection with any PCP hereunder (other than those which Neurocrine has the right to exploit under Paragraph 3.2 above) including adverse reaction reports shall be made exclusively by Janssen, and in connection with any Independent Product or SCP hereunder including adverse reaction reports shall be made exclusively by or under authority of Neurocrine.

                         ARTICLE IV - COMMERCIALIZATION

     4.1 JANSSEN'S MARKETING OBLIGATIONS FOR PCP. Subject to Paragraph 3.2 above, all business decisions, including, without limitation, the design, sale, price and promotion of Primary Collaboration Products under this Agreement and the decisions whether to market any particular Primary Collaborative Product shall be within the sole discretion of Janssen. Subject to Paragraph 3.2 above and 6.10 below, any marketing of a Primary Collaborative Product in one market or country shall not obligate Janssen to market said Product in any other market or country. Janssen makes no representation or warranty that the marketing of a Primary Collaboration Product shall be the exclusive means by which Janssen will participate in any therapeutic field.

     4.2 CO-PROMOTION OPTION OF NEUROCRINE. In connection with the first PCP marketed and sold by or under authority of Janssen, Neurocrine has the option to either (i) Co-Promote in one or more of the United States, Mexico or Canada for a period of [***] years from the Date of First Sale of such PCP in such country according to the terms and conditions recited in Paragraphs 4.3-4.12 (but shall not have the right to sublicense or otherwise transfer such right to Co-Promote) or (ii) receive an additional [***] percent royalty on Net Sales under Paragraph
6.5 in any of the three countries recited in this Paragraph wherein it elects not to Co-Promote with Janssen for a period of [***] years from the Date of First Sale in such country. Neurocrine must exercise its option to Co-Promote by providing Janssen with notice within ninety (90) days of the filing of the NDA (or its equivalent in Canada or Mexico) in connection with such PCP by Janssen; provided that Janssen provides to Neurocrine within thirty (30) days after such filing a good faith estimate of the total Details to be conducted for such PCP in such country, together with a copy of the then-current Marketing Plan for such PCP (to the extent one then exists). The notification must include a declaration by Neurocrine of what it estimates to be its initial and maximum effort for Detailing to be used in developing the Marketing and Sales Plan. Failure by Neurocrine to provide notification by the required time will be deemed a decision by Neurocrine not to Co-Promote, but

                    [***] CONFIDENTIAL TREATMENT REQUESTED
rather a decision to receive such additional [***] percent royalty. Should Neurocrine elect to promote hereunder and should Neurocrine not already have in place a sales force suitable for Co-Promoting, Janssen may instruct Neurocrine to begin to hire sales professionals to Co-Promote as early as six (6) months prior to the anticipated Date of First Sale for such PCP. Neurocrine may only Co-Promote if within six (6) months after Janssen notified Neurocrine that it has received a letter from the FDA or equivalent regulatory agency in Canada or Mexico approving its Drug Approval Application ("Approval Letter") or within six
(6) months after the date on which Janssen instructs Neurocrine to begin to hire sales professionals, whichever is earlier, it has in place in the applicable country an infrastructure including, but not limited to, reasonable insurance protection (if necessary) for sales promotion activities by Neurocrine personnel and a sales force reasonable to carry out the Details to which Neurocrine has committed ("Fully Staffed Sales Force"). [***] shall be responsible for the costs of the sales professionals hired by [***] at the instruction of [***] or hired by [***] following the date of receipt of the Approval Letter by [***] beginning on the date of hire and thereafter pursuant to the terms of Paragraph
4.12. The cost of sales professionals hired by [***] prior to the date of receipt of the approval letter by [***] and not at the instruction of [***] will not be the responsibility of [***]. In the event that [***] hires sales professionals prior to the anticipated Date of First Sale and at the instruction of [***]
                    [***] CONFIDENTIAL TREATMENT REQUESTED
and the anticipated Date of First Sale is delayed, then [***] may utilize such sales professionals to promote its Products or those of its Affiliates until the Date of First Sale or longer, if permitted in Paragraph 4.6. Promptly following Neurocrine's exercise of its right to Co-Promote any PCP, the Parties shall negotiate a more detailed Co-Promotion Agreement on reasonable and customary terms and conditions, consistent with this Article IV. If after the first PCP, Janssen develops a subsequent PCP for which the primary physician audience is substantially similar to that of the first PCP, Neurocrine shall have the right to Co-Promote such subsequent PCP on the same terms and conditions as set forth under this Article IV.

     4.3 CO-PROMOTION LIMITATION OF SCOPE. The scope of Co-Promotion for Neurocrine will be limited specifically to representation on the Sales and Marketing Committee and to face-to-face Details. The Marketing Plan shall set the Details for the first Year of Sale of the PCP taking into account Neurocrine's estimate of its initial Detailing support. If Neurocrine elects to Co-Promote a PCP under this Article IV, Neurocrine shall have the right to conduct that number of Details as equal up to [***] percent [***], but not less than [***], of the total sales presentations made to physicians and other health care providers and customers to be conducted for such PCP during the period of Co-Promotion (excluding for purposes of such calculation account management activities by Janssen or its Affiliates, such as those of the type conducted as of the Effective Date by Johnson &

                    [***] CONFIDENTIAL TREATMENT REQUESTED

Johnson Healthcare Systems). Neurocrine shall have the right to phase-in such detailing efforts over the initial [***] years of Co-Promoting a PCP; provided that Neurocrine must commit to provide at least [***] of its maximum designated commitment in the [***], and [***] of such commitment in the [***], of such Co-Promotion.

     4.4 NEUROCRINE IS NOT A DISTRIBUTOR. It is recognized by the Parties that Neurocrine, under its option to Co-Promote may receive orders from Third Parties for the PCP. Neurocrine shall transmit said orders and Janssen shall book all sales resulting from such orders.

     4.5 CO-PROMOTION MARKETING AND SALES COMMITTEE. The Marketing and Sales Committee shall meet from time to time, at mutually agreeable times and locations, to discuss and coordinate the Co-Promotion of PCP's in accordance with this Agreement and the strategies and programs that should be developed to optimally carry-out Details, including but not limited to, the assignment of Details and developing a Marketing Plan. Janssen will have the final responsibility, with the cooperation and assistance of Neurocrine, for developing, detailing, marketing, pricing and promotion strategies with respect to the PCP and budgets therefor. Janssen will have the final say or decision in any disagreement or dispute arising from the Marketing and Sales Committee.

     4.6 CO-PROMOTION OBLIGATIONS. Neurocrine shall use all reasonable efforts consistent with its normal business practices and legal requirements to deploy a professional and trained sales

                    [***] CONFIDENTIAL TREATMENT REQUESTED
force to Co-Promote the PCP in the country(s) in which it has elected to Co-Promote. Neurocrine agrees that its sales force employed in Co-Promoting Primary Collaboration Products shall be comprised of individuals at least [***] of whom have at least [***] prior pharmaceutical sales experience, and such sales force shall meet standards of competence and professionalism as is common in the pharmaceutical industry. In order to make more efficient use of its sales professionals, Neurocrine shall use reasonable efforts to procure additional Products for its sales professionals to promote. If on the Date of First Sale, Neurocrine is unable to utilize its sales professionals who are Co-Promoting to promote one or more other Products, so that they are fully utilized, then as Janssen's sole remedy for any failure by Neurocrine to procure additional Products to promote, Janssen may use such sales professionals to promote one or more Janssen Products or Products of Janssen's Affiliates to the same audience as the PCP. Janssen may so use such sales professionals until, upon reasonable notice by Neurocrine of 180 days, Neurocrine is able to fully utilize such sales professionals in promoting other Products. As used in this paragraph, "fully utilize" shall mean that, in addition to promoting the PCP, at least [***] of the sales professionals time is directed to promotion of another Product. In all events, the Co-Promotion and detailing shall be conducted in accordance with the then current Marketing and Sales Plan in accordance with Paragraphs 4.3 and 4.5. Janssen shall provide to Neurocrine sales personnel at Janssen's expense such

                    [***] CONFIDENTIAL TREATMENT REQUESTED

Primary Collaboration Product-specific training and promotional materials (including samples) as are reasonably necessary to effectively promote the particular PCP consistent with the Marketing Plan. On request, Neurocrine and Janssen shall consider the use of Neurocrine's sales personnel who are Co-Promoting Primary Collaborative Products to also Co-Promote other Janssen Products.

     4.7 CO-PROMOTION COMPLIANCE CERTIFICATION. Neurocrine shall submit to Janssen, within thirty (30) days after the end of each calendar quarter during the term of Co-Promotion, a reasonably detailed description of Neurocrine's promotional, detailing and marketing efforts pursuant to this Agreement. Such description shall be based on its then current call reporting system. Each such certification shall contain a full disclosure of any changes to such system from that previously disclosed to Janssen and of any non-compliance by Neurocrine with its promotional, detailing and marketing obligations under this Agreement.

     4.8 CO-PROMOTION AUDIT OF PERFORMANCE. Janssen shall have the right to review and audit Neurocrine's call reporting records during regular business hours to confirm satisfaction of the obligations set out in this Article IV where for any two consecutive quarters there is a substantial difference between Neurocrine's call reporting records and the records of the IMS auditing service or other pharmaceutical industry call reporting service utilized by Neurocrine hereunder. For this purpose, Neurocrine shall, at Janssen's expense and request, subscribe to the IMS auditing service or other pharmaceutical industry recognized auditing service. Further, Neurocrine shall provide to Janssen Neurocrine's call reporting records on a quarterly basis. If, after such review, the Parties are unable to agree as to the results of Janssen's audit, Janssen may demand a verification of any certification by audit of Neurocrine's call reporting system to be conducted by a mutually agreed upon auditor.

     4.9 CO-PROMOTION TERMINATION FOR CAUSE. In the event that, after the later of the date on which Neurocrine is required to have a Fully Staffed Sales Force pursuant to Paragraph 4.2 on a Product-by-Product basis, or three (3) months after the Date of First Sale, and for reasons within Neurocrine's reasonable control: the Co-Promotion efforts made by Neurocrine are determined using Neurocrine's own records or records which are the result of an audit pursuant to Paragraph 4.8, to have been less than [***] of those that Neurocrine was obligated to make for any two consecutive quarters, and Neurocrine fails to bring its level of efforts up to such percentage of efforts (as evidenced by Neurocrine's own records or records which are the result of our audit) for the two quarters following Janssen's Notice to Neurocrine of such failure, then Janssen may immediately terminate Neurocrine's right to Co-Promote such PCP with no recourse by Neurocrine to the additional [***] royalties specified in Paragraph 4.2(ii) above. To be effective, any notice described in this Paragraph
4.9 must state that such notice is being made under this Paragraph. It is understood that for purposes of

                    [***] CONFIDENTIAL TREATMENT REQUESTED
determining Neurocrine's performance under this Paragraph 4.9 only, if Janssen does not supply all of the efforts that Janssen committed to supply for a Year of Sale, then the level of efforts that Neurocrine was obligated to make for such Year of Sale shall be deemed to have been reduced proportionately.

     4.10 CO-PROMOTION IS THROUGH INDEPENDENT ORGANIZATIONS. In implementing the obligations of Co-Promotion hereunder, each Party shall have sole discretion as to the manner (which shall not be inconsistent with the Marketing Plan) in which it promotes and details (including any expenditure of funds in connection therewith) the PCP. Except as otherwise expressly provided in this Article IV, each Party shall contribute facilities, supplies, personnel (including management and sales representatives) and other resources to the other as each Party, in its absolute discretion not inconsistent with the express terms of this Agreement, believes necessary for the proper performance of the terms of this Agreement, and each Party shall bear its own costs except as payment is provided to Neurocrine in Paragraph 4.12 incurred in the performance of any obligations hereunder.

     4.11 CO-PROMOTION DOES NOT EFFECT CERTAIN RESPONSIBILITIES. Except as expressly otherwise provided in this Agreement, Janssen shall have the sole right and responsibility, and shall bear all costs related thereto, to take such actions with respect to the PCP as would normally be taken in accord with accepted business practices and legal requirements to manufacture or arrange for the manufacture of the PCP, obtain and maintain the authorization and/or ability to market and commercialize the PCP in Canada,

Mexico and the United States including, without limitation, the following:

          1. Any activity relating to the manufacture of the PCP, including, without limitation, determination of the content of labelling and the style, design and type of packaging;

          2. Responding to medical complaints and inquiries relating to the PCP;

          3.  Handling all returns of the Products;

          4. Communicating and dealing with any governmental agencies and satisfying their requirements regarding the authorization and/or continued authorization to market the PCP in commercial quantities; provided, however, that Neurocrine shall be able to communicate with such agencies regarding the PCP if, (i) in the reasonable opinion of Neurocrine's counsel, such communication is necessary to comply with the requirements of any applicable law, order or governmental regulation, and (ii) Neurocrine, if practical, made a request of such agency to communicate with Janssen instead, and such agency refused such request; but in any such event, unless in the reasonable opinion of Neurocrine's counsel there is a legal prohibition against doing so, Janssen shall be immediately notified of such agency's request and or Neurocrine's intention to make such communication and Janssen shall be permitted to accompany Neurocrine to any meeting with such agency, take part in any such communications and receive copies of all such communications.

        5.  Promoting and marketing other than through Details.

     4.12 CO-PROMOTION PAYMENT.

          (a) In consideration for the performance of the obligations of Neurocrine under this Article, Janssen shall pay to Neurocrine in advance an amount equal [***] Such fully burdened cost shall be the reasonable (commensurate in scope with the cost of a fully burden Janssen sales professional, who is Co-Promoting a PCP hereunder), fully-burdened cost to employ and maintain [***] appropriately qualified pharmaceutical sales professional, multiplied by the number of full-time equivalent sales professionals reasonably required for Neurocrine to perform such Details and make such efforts during the ensuing Year of Sale. [***] The payment for any Year of Sale shall be made in four (4) equal quarterly payments, each of which shall be due, in advance, at least thirty (30) days prior to the beginning of each quarter of such Year of

                    [***] CONFIDENTIAL TREATMENT REQUESTED

Sale, in U.S. Dollars by wire transfer to a bank account specified by Neurocrine or as otherwise mutually agreed.

          (b) If for any Year of Sale the number of full-time equivalent sales professionals actually employed by Neurocrine was less than the number so funded by Janssen, the excess shall be applied as a credit against amounts due under this Paragraph 4.12 with respect to subsequent Years of Sale. In such event, the amount to be paid by Janssen in advance of any quarter for the next succeeding Year of Sales shall be limited to reimbursement for the number of such full-time equivalent sales professionals actually employed by Neurocrine at the beginning of such quarter, together with an amount to reimburse Neurocrine for any sales professionals employed by Neurocrine in the prior quarter that were not reimbursed in advance. For all purposes of this Paragraph 4.12, it is understood that a "full-time equivalent" sales professional means a full time professional who promotes only one Product, and that if a sales professional also Details other Products, the percentage of such individual's time devoted to selling such other Product shall not be included for purposes of determining the number of full-time equivalents in place. For example, if Neurocrine has fifty (50) sales representatives Co-Promoting Primary Collaboration Products, and such sales representatives spend one-half of their time promoting other Products, Neurocrine would be reimbursed for only twenty-five (25) full-time equivalent sales professionals.

          (c) The number of full-time equivalent sales personnel to be reimbursed by Janssen under this Paragraph 4.12 shall be consistent with the number of such full-time equivalents necessary for Neurocrine to perform its designated percentage of the sales efforts pursuant to the Sales and Marketing Plan established by Janssen. For the first [***] Years of Sale, once
Neurocrine has hired such personnel for any such Year of Sale in accordance with this Article IV, and the number of Details to be conducted by Neurocrine under this Article IV in any such Year of Sale is less than such number as is sufficient to employ as anticipated the Neurocrine full-time equivalents so hired, then to the extent that Neurocrine cannot reasonably redeploy such Neurocrine full-time equivalents, these will be excess Neurocrine personnel and Janssen will redeploy such excess Neurocrine personnel to promote Janssen Products or the Products of its Affiliates and/or bear the costs associated with the lay off of such excess Neurocrine personnel. After the first [***] Years of Sale hereunder, Janssen shall not be so responsible for reductions in the number of Details in Years of Sale thereafter, provided that Janssen has notified Neurocrine of such reductions at least six (6) months in advance. Notwithstanding the preceding two sentences, where the reduced number of Details is the result of factors beyond the reasonable control of Janssen, such as, Product recall or regulatory actions (but not inaccurate forecasts), then Janssen shall have no obligations with respect to Neurocrine's excess personnel.


                    [***] CONFIDENTIAL TREATMENT REQUESTED

     4.13 NEUROCRINE RIGHT TO TERMINATE. Neurocrine shall have the right to terminate its Co-Promotion of any PCP, and its obligations under this Article IV with respect to such PCP, in any country upon one year (or less if the Parties agree) prior notice to Janssen, so long as Neurocrine is not then on notice from Janssen of an actual, uncured, material breach by Neurocrine of its Co-Promotion obligations described in this Article IV at the time Neurocrine provides Janssen notice of such termination. In such event, Neurocrine shall not receive the additional royalty specified in Paragraph 4.2(ii) above for such PCP in such country from the effective date of such termination. However, at any time during Co-Promotion the Parties may mutually agree that the Co-Promotion terminate and Neurocrine receive said additional royalty under 4.2 (ii) above.

     4.14 NEUROCRINE'S MARKETING OBLIGATIONS FOR INDEPENDENT PRODUCTS AND SCPS. Neurocrine shall have no obligation to market SCPs or Independent Products and should Neurocrine market an SCP or Independent Products, it shall have no obligation to Janssen with regard to such marketing other than to pay Janssen royalties pursuant to the terms agreed to herein.

     4.15 TRADEMARKS. Janssen shall select its own trademarks under which it will market Primary Collaboration Products and no right or license is granted to Neurocrine hereunder with respect to such trademarks.

                          ARTICLE V - LICENSE GRANTS

     5.1  PATENT LICENSES FOR RESEARCH.

          (a) Neurocrine grants Janssen a nonexclusive paid-up worldwide license, with no right to grant sublicenses, under Neurocrine Patents, to make and use methods and materials to carry out Research during the Research Term and for a period of three (3) years thereafter. Janssen grants Neurocrine a nonexclusive, paid-up worldwide license, with no right to grant sublicenses, under Janssen Patents to make and use methods and materials to carry out Research during the Research Term and for a period of one (1) year thereafter.

         (b) In addition, Neurocrine grants to Janssen a nonexclusive, paid-up, worldwide license, without the right to grant sublicenses, under Neurocrine Patents to make and use for Janssen's internal research purposes any assay useful for identifying CRF Receptor Antagonist, which assay is a Collaboration Tangible Research Product (a "Collaboration Assay") and was first conceived (in a writing provided to Janssen), or reduced to practice, by Neurocrine personnel in carrying out the Research Plan during the Research Term. Similarly, Janssen grants to Neurocrine a nonexclusive, paid-up, worldwide license, without the right to grant sublicenses, under Janssen Patents to make and use for Neurocrine's internal research purposes any assays and reagents useful for identifying CRF Receptor Antagonists, which assays and reagents are Collaboration Tangible Research Products and was first conceived (in a writing provided to Neurocrine), or reduced to practice, by Janssen personnel in carrying out the Research Plan during the Research Term.

     5.2 PATENT LICENSES TO JANSSEN FOR PCPS. Subject to Section 3.2 above, Neurocrine grants to Janssen an exclusive, royalty bearing, worldwide license under Neurocrine Patents, with a right to grant sublicenses, to make, have made, use, sell and have sold Primary Collaboration Products. The foregoing license shall extend only to (i) Neurocrine's interest in Program Patents; and (ii) Neurocrine Patents other than Program Patents ("Other Neurocrine Patents") that claim a Primary Collaboration Compound described in 1.38(c)(i) or covered by a genus claim described in 1.38(c)(iii) filed prior to the first anniversary of the end of the Research Term, or the method of use or method of manufacture of such a Compound (including materials used in such manufacture); and (iii) Other Neurocrine Patents that claim inventions made prior to the end of the Research Term comprising PCCs, their manufacture or use; provided that such license shall not extend to (A) Other Neurocrine Patents licensed or acquired from a Third Party, unless employees of such Third Party were actively collaborating with employees of Neurocrine, with respect to the discovery, development or commercialization of compositions of matter that are identified in such collaboration as CRF Receptor Antagonists, at the time the invention was made, such Other Neurocrine Patents claim an invention made during the Research Term or by a Neurocrine employee and Neurocrine first licensed or acquired rights to such Other Neurocrine Patents prior to the end of the Research Term, or (B) any Other Neurocrine Patents to the extent such Patents claim formulations, delivery methods or systems, or other subject matter not described in clauses
(i), (ii), (iii) or (A) above. Neurocrine may not enter into an agreement with a Third Party during the Research Term where the employees of Neurocrine actively collaborate with employees of the Third Party with respect to the discovery, development or commercialization of compositions of matter that are identified in such collaboration as CRF Receptor Antagonists, where Neurocrine does not own or Control Patents claiming inventions made in such collaboration during the Research Term, to the extent that such Patents claim PCCs.

     5.3 PATENT LICENSE TO NEUROCRINE FOR INDEPENDENT PRODUCTS. Janssen grants to Neurocrine an exclusive, royalty bearing, worldwide license under Janssen Patents, with a right to sublicense, to make, have made, use sell and have sold Independent Products. The foregoing license shall extend only to (i) Janssen's interest in Program Patents; and (ii) Janssen Patents other than Program Patents, that claim inventions made prior to the date on which such Product becomes an Independent Product, that claim an Independent Product or claim the method of use or method of manufacture or claim an Independent Product formulation (other than combination Products).

     5.4 PATENT LICENSES TO NEUROCRINE FOR SCPS. Janssen grants to Neurocrine an exclusive, royalty bearing, worldwide license under Janssen's interest in Janssen Patents, with a right to grant sublicenses, to make, have made, use, sell and have sold Secondary

Collaboration Products. The foregoing license shall extend only to (i) Janssen's interest in Program Patents; and (ii) Janssen Patents other than Program Patents ("Other Janssen Patents") that claim a Secondary Collaboration Compound or the method of use or method of manufacture of such a Compound (including materials used in such manufacture), provided that such license shall not extend to (A) Other Janssen Patents licensed or acquired from a Third Party, unless employees of such Third Party were actively collaborating with employees of Janssen, with respect to the discovery, development or commercialization of compositions of matter that are identified in such collaboration as CRF Receptor Antagonists, at the time of invention, such Other Janssen Patents claim an invention made during the Research Term or by a Janssen employee, and Janssen first licensed or acquired rights to such Other Janssen Patents prior to the end of the Research Term, or (B) any Other Janssen Patents to the extent such Patents claim formulations, delivery methods or systems, or other subject matter not described in clauses (i), (ii) or (A) above. Janssen may not enter into an agreement with a Third Party during the Research Term where the employees of Janssen actively collaborate with employees of the Third Party, with respect to the discovery, development or commercialization of compositions of matter that are identified in such collaboration as CRF Receptor Antagonists, where Janssen does not own or Control Patents claiming inventions made in such collaboration during the Research Term, to the extent that such patents claim SCCs.

     5.5 NONEXCLUSIVE KNOW-HOW LICENSE TO JANSSEN. Subject to Paragraphs 8.1 and 8.2, Neurocrine grants Janssen a paid-up, nonexclusive, worldwide license to use Neurocrine Know-How for any purpose. Such license shall include the right to grant sublicenses to non-Affiliates commencing on the second anniversary of the end of the Research Term, and to disclose the Neurocrine Know-How at that time to non-Affiliate sublicensees and potential non-Affiliate sublicensees subject to a binder of confidentiality so long as the provisions of Article VIII remain in effect.

      5.6 NONEXCLUSIVE KNOW-HOW LICENSE TO NEUROCRINE. Subject to Paragraphs 8.1, 8.2 and 2.11(b) Janssen grants Neurocrine a paid-up, non-exclusive, worldwide, license to use Janssen Know-How for any purpose. Such license shall include the right to grant sublicenses, and subject to Paragraph 2.11(b) above, to disclose the Janssen Know-How to sublicensees and potential sublicensees subject to a binder of confidentiality so long as the provisions of Article VIII hereby remain in effect.

      5.7 SPECIAL LICENSES TO NEUROCRINE. Janssen grants Neurocrine: (i) a non-exclusive, paid-up, worldwide license, with the right to sublicense, under its trade secret information concerning NCCs which are Collaboration Tangible Research Products to test them in accordance with Section 2.11(c) above and,
(ii) with respect to any such NCCs that are demonstrated as having activity in the assays in which they are so tested, an exclusive

(except as provided in 5.8 below), paid up, worldwide license, with the right to sublicense, under its trade secret information concerning NCC's which are Collaboration Tangible Research Products, to make, use, sell and have sold such NCCs, as incorporated into Products or otherwise.

      5.8 SPECIAL PATENT LICENSE TO JANSSEN. Neurocrine grants to Janssen a nonexclusive, paid-up, worldwide license under Neurocrine Patents covering Non-Collaboration Compounds which are Collaboration Tangible Research Products the rights to which were transferred to Neurocrine pursuant to Paragraph 2.11(c), for Janssen's internal research purposes only.

      5.9 ADJUSTMENT OF LICENSES. The licenses granted in Article V shall be subject to adjustment upon the occurrence of certain events as specified in Articles III, VI and XI.

                                   ARTICLE VI - PAYMENTS

     In consideration of the assignments, rights and licenses granted under this Agreement, Janssen agrees to pay Neurocrine as follows:

     6.1   UPFRONT PAYMENTS.

        (a) Initial Payment. Janssen agrees to pay Neurocrine [***] on or about the Effective Date.

        (b) Subsequent Payment. Janssen agrees to pay Neurocrine [***] no later than the date eighteen (18) months following the Effective Date.


                    [***] CONFIDENTIAL TREATMENT REQUESTED

        (c) Equity Investment. It is understood that Johnson & Johnson Development Corporation has agreed to make an initial equity investment in Neurocrine on or about the Effective Date in the amount of Two and One-Half Million Dollars ($2,500,000) and a subsequent equity investment no later than the date eighteen (18) months following the Effective Date of Two and One-half Million Dollars ($2,500,000), in Neurocrine, all pursuant to the terms and conditions of a Stock Purchase Agreement of even date referencing this Agreement.

     6.2 RESEARCH PAYMENTS. Payments by Janssen to conduct Research shall be Neurocrine to pursuant to Paragraph 2.5 hereof.

     6.3 MILESTONE PAYMENTS.  [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***]

     6.4 MILESTONE PAYMENT TIMING. The payments set forth in Paragraph 6.3 hereof shall each be due and payable by Janssen to Neurocrine within thirty (30) days of the occurrence of the milestone event set forth therein. For milestones accomplished by Neurocrine, such payment shall be due thirty (30) days after notice thereof to Janssen, subject to Janssen's verification during such thirty
(30) day period that the milestone occurred.  Janssen and

                    [***] CONFIDENTIAL TREATMENT REQUESTED

Neurocrine agree to promptly notify the other of its achievement of any milestone.

     6.5  EARNED ROYALTIES FOR PCPS.

          (a) Janssen shall pay Neurocrine a royalty based on Net Sales of Primary Collaboration Products sold by Janssen, or its Affiliates or Sublicensees according to the following schedule:

               (i) in countries where a Valid Patent Claim exists that would be infringed by the sale or use of a PCP, or, in those countries wherein Janssen does not file a Patent covering a PCC or PCP, but where, as of the filing date of the first Patent covering a PCC or PCP, a Valid Patent Claim may be obtained covering the PCC or PCP or its use for the treatment of humans, [***];

               (ii) in all other countries, [***].

          (b)  an additional royalty according to the terms of Paragraph 4.2.

     6.6 EARNED ROYALTIES FOR SCPS. Neurocrine shall pay Janssen a royalty on Net Sales of SCPs by Neurocrine, its Affiliates or Sublicensee according to the following schedule:

               (i) in countries where a Valid Patent Claim exists that would be infringed by the sale or use of a SCP, or in those countries wherein Neurocrine does not file a Patent covering an SCC or SCP, but where, as of the filing date of the first Patent covering an SCC or SCP, a Valid Patent Claim may be obtained covering the SCC or SCP or its use for the treatment of humans, [***]; and

               (ii) in all other countries, [***].

                    [***] CONFIDENTIAL TREATMENT REQUESTED

     6.7 ROYALTIES FOR INDEPENDENT PRODUCTS. Neurocrine shall pay Janssen a royalty on Net Sales of Independent Products sold by Neurocrine, its Affiliates or Sublicensees at the rate equal to [***]

     6.8 TERM FOR ROYALTY PAYMENT. Royalties payable under Paragraph 6.5, 6.6 and 6.7 shall be paid on a country-by-country basis from the Date of First Sale of each Product with respect to which royalty payments are due for a period which is the longer of:

          (i) the last to expire of any Janssen Patent or Neurocrine Patent containing a Valid Patent Claim in such country covering the composition of matter or use of a PCC or SCC which is an active ingredient of the PCP or SCP on which royalties are payable; or

          (ii) ten (10) years following the Date of First Sale of such Product in such country.

     6.9 ROYALTY REDUCTIONS.  [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***]

    6.10 MINIMUM ROYALTIES. Janssen agrees to pay minimum royalties with respect to PCP sales according to the schedule set forth hereinafter in this Paragraph 6.10

[***]


     For the purposes of this Paragraph 6.10, Calendar Year 1 shall be the first full calendar year after the Effective Date. The time periods of this Paragraph shall be extended by the same extension periods allowed or granted pursuant to Paragraph 3.2(b) or (c). Earned royalties actually paid pursuant to Paragraph 6.5 for a calendar year shall be credited against minimum royalties due in such calendar years. [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***] provided that such credit shall not be applied to reduce the minimum amount due for such subsequent year under this Paragraph

6.10 and such credit shall not be applied to reduce any payment of earned royalties otherwise due by [***]. If in any calendar year of sale Janssen pays to Neurocrine earned royalties of [***], Janssen shall be relieved of its obligation to pay any further minimum royalties under this Paragraph 6.10. Prior to the Date of First Sale in a Major Country, payments under this Section 6.10 for any calendar year shall be paid in equal quarterly installments on March 31, June 30, September 30 and December 31 of such year; after the Date of First Sale in a Major Country any amount due under this Paragraph 6.10 shall be due with the last royalty payment for such year.

      6.11 ABATEMENT OF MINIMUM ROYALTY REQUIREMENT. The minimum royalty requirement recited in Paragraph 6.10 shall be abated for the period of time after the Date of First Sale in the United States: (a) a PCP has been withdrawn from the market by Janssen or its Affiliate (i) in response to a regulatory agency's request, threat or order to withdraw or recall such PCP or (ii) for other reasons which Janssen reasonably and in good faith believes warrants a voluntary recall such as safety reasons and PCP defects; and (b) during which sales are reduced as a result of supply problems or a lack of supply of the PCP not caused by Janssen or any Affiliate.

                    [***] CONFIDENTIAL TREATMENT REQUESTED

      6.12 FOREIGN EXCHANGE. The remittance of royalties payable on Net Sales will be payable in U.S. dollars to the Party entitled to receive the royalty hereunder at a bank and to an account designated by such Party using a rate of exchange of the currency of the country from which the royalties are payable as published in the Wall Street Journal on the last day of the month for which such
                 -------------------
payment was due.

      6.13 TAXES. All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by any applicable law. If the paying Party is so required to deduct or withhold such Party will:

     (1) promptly notify the other Party of such requirement;

     (2) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party;

     (3) promptly forward to the other Party an official receipt (or certified copy), or other documentation reasonably acceptable to the other Party, evidencing such payment to such authorities.

     In case the other Party cannot take a full credit against its tax liability for the withholding tax deducted or withheld by the paying Party then such Party may propose a change to the then current arrangement with respect to the flow of monies under this Agreement in order to reduce or eliminate the extra cost for any Party. This preceding clause shall not be applicable in case the other Party cannot take a full credit against its tax liability for the withholding tax due to the other Party's negligence to comply with all legal and other requirements necessary to claim such tax credit.

     In case no solution can be found in order to reduce or eliminate above referred extra cost or the other Party has sound business reasons to reject the paying Party's proposals and the other Party can demonstrate by means of written documentation, certified by a mutually agreed external auditor, that the other Party cannot take a full credit against its tax liability then the amount of taxes to be paid by the other Party exceeding the tax credit, if any, will be reimbursed by the paying Party up to 50% of such amount.

      6.14 ROYALTY PAYMENT REPORTS. Royalty payments under this Agreement shall be made to the receiving Party or its designee quarterly within sixty (60) days following the end of each calendar quarter for which royalties are due from the selling Party. Each royalty payment shall be accompanied by a report summarizing the Net Sales during the relevant three (3) month period.

      6.15 ACCOUNTING. Each Party will maintain complete and accurate records, in accordance with U.S. generally accepted accounting practices, which are relevant to costs, expenses and payments under this Agreement and such records shall be open during reasonable business hours for a period of five (5) years from creation of individual records for examination at the other Party's expense and not more often than once each year by a certified public accountant or other representative selected by the other Party for the sole purpose of verifying for the inspecting Party the correctness of calculations or such costs, expenses or payments made under this Agreement. In the absence of material discrepancies (in excess of 5%) in any request for reimbursement resulting from such audit, the accounting expense shall be paid by the Party requesting the audit. If material discrepancies do result, the audited Party shall bear the reasonable audit expense. Any records or accounting information received from the other Party shall be Confidential Information for purposes of Article VIII.

                           ARTICLE VII - MANUFACTURE

      7.1 JANSSEN'S RESPONSIBILITY. Janssen shall be solely responsible for making or having made Primary Collaboration Products.

                         ARTICLE VIII - CONFIDENTIALITY

      8.1 CONFIDENTIALITY; EXCEPTIONS. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, for example, Paragraph 2.11, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement or any Information developed during the term of this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential Information:

          (i) was in the lawful knowledge and possession of the receiving party prior to the time it was disclosed to, or learned by, the receiving Party, or was otherwise developed independently by the receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the receiving Party;

          (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

          (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

          (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

      8.2 AUTHORIZED DISCLOSURE. Except as expressly provided otherwise in this Agreement, each Party may disclose Confidential Information of the other Party as follows: (i) to Third Parties (and in the case of Neurocrine, to Affiliates) under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement for consulting, manufacturing, development, external testing and marketing trials with respect to the Products covered by this Agreement, or otherwise as is reasonably necessary to exercise the rights and licenses granted or reserved herein (including the right to grant sublicenses) or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical or clinical trials, marketing Products, or otherwise required by law, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed or (iii) to the extent mutually agreed to by the Parties.

      8.3 SURVIVAL. This Article VIII shall survive the termination or expiration of this Agreement for a period of five (5) years and in the case of Paragraph 2.11(b), for a period of fifteen (15) years.

      8.4 TERMINATION OF PRIOR AGREEMENT. This Agreement supersedes the Confidentiality Agreement between the Parties dated March 1, 1993 and the Material Transfer Agreement between the Parties dated November 11, 1994. All information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article VIII.

      8.5 PUBLICATIONS. Each Party shall submit any proposed publication containing Confidential Information to the other Party at least thirty (30) days in advance to allow that Party to review such planned public disclosure. The reviewing party will promptly review such proposed publication and make any objections that it may have to the publication of the Confidential Information contained therein. Should the reviewing Party make an objection to the publication of the Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Confidential Information. If the Parties are unable to agree on whether to publish the same, the Vice President, Drug Discovery of Janssen Research Foundation, and Neurocrine's Vice President of Research shall reasonably agree on the extent to which such publication shall be made.

      8.6 PUBLIC ANNOUNCEMENTS. In the absence of agreement between the Parties, neither Party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, concerning this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto save only such announcements are required by law to be made or that are otherwise agreed by the Parties. Such announcements shall be factual and as brief as possible. If a Party decides to make an announcement required by law, it will give the other Party fifteen (15) days' advance written notice, where possible, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement, and upon Request by a party for approval of any other disclosures, such approval shall be deemed granted if the other Party does not disapprove the proposed disclosure in writing within fifteen (15) days of its receipt. Routine references to this Agreement and the arrangements hereunder without undue frequency and without emphasis shall be allowed in the usual course of business. Upon request by either Party, the Parties agree to prepare a mutually agreed to Question and Answer document relating to such press release. Once information has been approved for disclosure under this Paragraph 8.6, no further consent or approval shall be required under this Paragraph 8.6 with respect to such information.

       ARTICLE IX - OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

      9.1 OWNERSHIP OF PROGRAM PATENTS. Except as otherwise provided in this Agreement, Program Patents shall be jointly owned by Janssen and Neurocrine. Title to all other Patents claiming inventions made solely by an employee of a Party in the course of performing Research shall be owned by such Party. Title to all other Patents claiming inventions made jointly by employees of Janssen and Neurocrine shall be jointly owned by Janssen and Neurocrine. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions; accordingly, except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a Program Patent or other jointly-owned patent, by reason of joint ownership thereof.

      9.2 DISCLOSURE OF PATENTABLE INVENTIONS. Each Party shall provide to the other any invention disclosure submitted in the normal course and disclosing an invention arising in the course of the Research. Such invention disclosures shall be provided to the to the other Party promptly after submission or in the case where no invention disclosure is made, any patent application shall be provided promptly after it is initially drafted.

      9.3 PATENT FILINGS. The filing and prosecution of jointly owned Program Patents shall be only as mutually agreed by Janssen and Neurocrine. In such connection, the Parties agree to cooperate in good faith to obtain broad patent protection for PCC and SCCs. It is understood that all members of any chemical genus which claims a PCC shall be PCCs as under Paragraph 1.38, and that all members of any chemical genus which claims an SCC shall be SCCs as under Paragraph 1.47; accordingly, the Parties agree to cooperate and to prepare and prosecute patent applications for Program Patents directed to such claims in a manner that ensures reasonable scope of protection for both PCCs and SCCs. In the event the Parties disagree over any strategy involved in the protection of intellectual property assets to be covered under Program Patents, the Parties agree to take reasonable actions to strengthen Janssen's ability to broadly cover PCCs and PCPs and to strengthen Janssen's ability to enforce its rights under Program Patents against potential infringers. Subject always to the foregoing, the following guidelines shall generally apply with respect to Program Patents:

        (a) PATENTS CLAIMING A PCC OR SCC. Janssen shall be responsible at the expense of Janssen for drafting, filing, prosecuting, maintaining and defending any Program Patent relating primarily to PCCs, including but not limited to processes for making PCC's, methods of use of PCC's or intermediates of such. Neurocrine shall have the right at its expense to draft, file, prosecute, maintain and defend any Program Patents relating primarily to SCCs, including but not limited to processes for making SCCs, methods of use of SCCs and intermediates of such. The Party which is responsible for filing the Program Patent will be termed the "filing Party".

        (b) In the event that the Parties decide it to be prudent to file patent applications before it is possible to fully establish the conditions of (a) hereunder, then the Program Patents will be drafted, filed, prosecuted, maintained and defended by the Party on whose site the invention was identified. If the site of identification of the invention is not certain, the site of identification will be the site at which the invention was first reduced to practice. The Patent Costs of action under this Paragraph (b) shall be shared equally by the Parties, unless, Neurocrine agrees that Janssen may file such patent application, in which case the costs thereof shall be borne by Janssen. Where a time is reached that an application or Patent hereunder meets the conditions of (a) above, then the filing Party of such application or patent shall transfer control accordingly of such application or Patent to the other Party (if appropriate) who will then be the "filing Party" hereunder.

     The filing Party shall keep the other Party apprised of the status of each Program Patent and shall seek the advice of the other Party with respect to Program Patent strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing prosecution, maintenance and defense thereof. The Parties shall cooperate reasonably in the prosecution of all Program Patents hereunder and shall disclose all costs associated therewith and all material information relating thereto promptly after receipt of such information. The determination of the countries in which to file shall be made by mutual agreement of the Parties. If, however, there is a dispute as to where to file, the filing Party shall decide, provided that, in the case where the non-filing Party requests worldwide filing, the filing Party shall at least file in the U.S., EPO designating all EPO countries, Canada, South Korea, South Africa, Mexico, Norway, Finland and Japan, either directly or through the PCT.

     If, during the term of this Agreement, the filing Party intends to allow any Program Patent to lapse or become abandoned without having first filed a substitute, the filing Party shall, whenever practicable, notify the other Party of such intention at least sixty (60) days prior to the date upon which such Program Patent shall lapse or become abandoned, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof in its sole name and at its own expense. No party makes any warranty with respect to the validity, perfection or dominance of any Program Patent or other proprietary right or with respect to the absence of any rights by Third Parties which may be infringed by the manufacture or sale of any Product. Each Party agrees to use reasonable efforts consistent with its normal business practices to bring to the attention of the other Party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement.

      9.4 INITIAL FILING IF MADE OUTSIDE OF THE UNITED STATES. The Parties agree to use reasonable efforts consistent with its normal business practices to ensure that any Patent filed outside of the United States prior to a U.S. filing will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent U.S. filing.

      9.5 PATENT COSTS. Where Patent Costs are shared, Patent Costs shall be borne initially by the Party responsible for prosecution of the Patent.
However, Patent Costs shall be borne equally by the Parties and on a quarterly basis the Party bearing less than one-half (1/2) of such expenses shall reimburse the other Party an amount sufficient to equalize each Party's share of such costs.

      9.6  ENFORCEMENT RIGHTS.

        (a) DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS. If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use or sale of any PCP, Janssen shall be solely responsible for defending against any such assertions at its cost and expense (so long as Janssen has the right to sell such PCP hereunder). If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use or sale of any SCP or Independent Products, Neurocrine shall be solely responsible for defending against any such assertions at its cost and expense.

        (b) INFRINGEMENT BY THIRD PARTIES OF PROGRAM PATENTS. If any Program Patent is infringed by a Third Party in any country in connection with the manufacture, use and sale of a PCP, SCP or Independent Products in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the known facts of that infringement in reasonable detail. The Party marketing the PCP (in the case of Co-Promotion Janssen shall be considered the sole marketing Party), SCP or Independent Products shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the Program Patent, by counsel of its own choice, and the Party due royalties shall have the right, at its own expense, to be represented in that action by counsel of its own choice. If the Party marketing the Product fails to bring an action or proceeding within a period of one hundred eighty (180) days after a request by the other Party to do so, the Party due royalties shall have the right to bring and control any such action by counsel of its own choice, and the Party promoting the Product shall have the right to be represented in any such action by counsel of its own choice at its own expense. If one Party brings any such action or proceeding, the second Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Paragraph and any damages or other monetary awards recovered shall be retained by the Party bringing suit. A settlement or consent judgment or other voluntary final disposition of a suit under this Paragraph 9.6(b) may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Program Patent; and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to the Product or activity that was the subject of the suit.

        (C) GENERAL. With respect to infringement of the Program Patents (except as provided in Paragraph 9.6(b)) the Parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding of any of the Program Patents. In the absence of agreement, each Party may proceed in such manner as the law permits. Each Party shall bear its own expenses, and any recovery obtained by either Party may be retained by such Party unless otherwise agreed.

     9.7 PATENT ASSIGNMENT. Neither Party may assign its rights under any jointly owned Program Patent except with the prior written consent of the other Party; provided, however, that either Party may assign such rights without consent to permitted assignee under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets, as provided in Paragraph 15.1 and subject to the terms and conditions of Paragraph 11.5.

            ARTICLE X - REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

     10.1 REPRESENTATIONS AND WARRANTIES. Each of the Parties hereby represents and warrants and covenants as follows:

        (a) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

        (b) Each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field which would conflict with the rights granted to the other Party hereunder.

        (c) Each party owns or otherwise Controls all of the rights, title and interest in and to its Know-How.

     10.2 PATENTS AND KNOW-HOW WARRANTIES. To the best of its knowledge as of the Effective Date, each Party represents and warrants that (i) Information and any Patent or other intellectual property right relating to the Field owned or controlled by such Party are not currently being infringed by any Third Party, and (ii) that the practice of such rights does not infringe any property right of any Third Party. In addition, Neurocrine represents and warrants to Janssen that all Patents licensed to Neurocrine as of the Effective Date are within the definition of "Neurocrine Patents" hereunder.

     10.3  EXCLUSIVITY/NON-COMPETITION.

        (a) During the Research Term and for a period of three (3) years thereafter, Neurocrine shall not conduct, have conducted or fund any research, development, regulatory, manufacturing or commercialization activity directed to the discovery, development or commercialization of CRF Receptor Antagonists for use in the treatment of anxiety, depression or drug abuse, except as is permitted pursuant to this Agreement.

      10.4 NEUROCRINE COLLABORATION WITH THIRD PARTIES IN CRF-RECEPTOR ANTAGONIST FIELD. [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

[***] Moreover, should CRF Receptor Antagonists result from such collaboration during the Research Term then such CRF Receptor Antagonist will be subject to the terms of this Agreement, particularly to becoming a PCC under Paragraph 1.38 if it meets the criteria set forth therein.

                       ARTICLE XI - TERM AND TERMINATION

      11.1 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the latest of (a) six (6) months after the end of the Research Term (b) the date on which either Party is no longer entitled to receive a royalty on any Product or
(c) the expiration of the last to expire of the Program Patents or other Patent licensed hereunder.

      11.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such ninety (90) day period unless the breaching party (or any other party on its behalf) has cured

                    [***] CONFIDENTIAL TREATMENT REQUESTED
any such breach or default prior to the expiration of the ninety (90) day period.

     11.3 TERMINATION BY NEUROCRINE. Neurocrine shall have the right to terminate this Agreement upon notice to Janssen in accordance with Paragraph 3.2 above.

     11.4 TERMINATION FOR BANKRUPTCY. Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party
(i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy if filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing, or (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors.

     11.5 TERMINATION BY JANSSEN OR NEUROCRINE WITHOUT CAUSE. Following assignment by Neurocrine, if Neurocrine assigns this Agreement to a Third Party pursuant to Paragraph 15.1 during the Research Term, Janssen may terminate this Agreement upon thirty (30) days written notice given within thirty (30) days after such assignment provided the Third Party is a pharmaceutical and/or biotechnology company with annual sales of $500,000,000 or more. Similarly, following assignment by Janssen, if Janssen assigns this Agreement to a Third Party pursuant to Paragraph 15.1 during this Agreement, Neurocrine may terminate this Agreement upon thirty (30) days written notice given within thirty (30) days after such assignment.

     11.6 TERMINATION BY JANSSEN FOR CONVENIENCE. Janssen may terminate this Agreement for any reason without cause at any time with further obligations of payment on the part of Janssen being limited to amounts expected by Neurocrine under Paragraph 2.5 (including, without limitation, 2.5(b)), and under Section
6.1 above, which Neurocrine would have received if the Agreement had not been terminated under this Section 11.6. In the event that Janssen exercises its option to terminate under this Paragraph prior to the end of the Research Term, the payment mentioned above will be made to Neurocrine within sixty (60) days of notice, and the trade secret right of Paragraph 2.11(b) becomes the property of Neurocrine.

     11.7  SURVIVING RIGHTS.  Paragraphs 3.4, 3.5, 3.6, 5.5, 5.6, 11.7 and 11.8
and Articles 1, 8, 12, 13, 14, and 15 shall survive the expiration and any termination of this Agreement for any reason. In addition, the following provisions shall also survive in the events of termination described below.

        (a) In the event of a termination under 11.2 above by reason of a material breach by Neurocrine, or under 11.4 by reason of a bankruptcy (etc.) of
Neurocrine:
               (i) Paragraphs 2.8 and 2.11 (other than 2.11(c)) shall survive;

               (ii) the licenses granted to Janssen under Paragraphs 5.1 (the license granted in 5.1(a) shall be expanded to include conducting Research independently beyond the Research Term), 5.2 and 5.8 shall survive, and Neurocrine shall assign to

Janssen all of Neurocrine's right, title and interest in and to Program Patents and any patents previously assigned to Neurocrine under Paragraph 2.11(c);

          (iii) the provisions of Article 6 (other than Paragraphs 6.1, 6.10 and 6.11) shall survive, provided that the payments required under Paragraphs
6.3 and 6.5 shall be reduced by fifty percent (50%); and provided that 6.2 survives only to the extent payments were owed prior to termination; and

          (iv) Neurocrine's obligations under Paragraphs 2.3 and 2.4 shall continue.

        (b) In the event of a termination under 11.2 above by reason of a material breach by Janssen, under 11.4 by reason of a bankruptcy (etc.) of Janssen, or under Paragraphs 11.3 or 11.6:

          (i) Paragraphs 2.8, 2.9, 2.11 (including 2.11(c), but subject to 11.6 above), and 3.2(d) shall survive (and the provisions of Paragraph 3.2(d)(iii) shall apply with respect to all PCPs and Independent Products);

          (ii) the licenses under Paragraphs 5.1(b), 5.3, 5.4, 5.7 and 5.8 shall survive; Janssen shall assign to Neurocrine all of Janssen' right, title and interest in and to Program Patents; and all PCPs shall be deemed to be "Independent Products" for all purposes (including, without limitation, Neurocrine's license under 5.3 and the royalties due to Janssen under 6.7); and

          (iii) The provisions of Paragraphs 6.1, 6.6, 6.7, 6.8, 6.9, 6.13, 6.14 and 6.15 shall survive and; provided that the payments required under Paragraph 6.6 and 6.7 shall be reduced by fifty percent (50%);

               (iv) Janssen's obligations under Sections 2.3 and 2.4 shall continue.

        (c) In the event of termination by either Party under 11.5 above:

               (i) all provisions of this Agreement shall survive except Paragraphs 2.1, 2.2, 2.5, 2.6, 2.7, 2.10, 3.3, 4.2 to 4.15; provided that
Neurocrine's right to receive the additional royalty under 4.2 (ii) shall survive, and

               (ii) Paragraph 3.2(a) shall survive except that the Time to Complete Milestone 1 shall be extended by one (1) year, and

               (iii) the Research Term will immediately terminate.

        (d) Except as provided in this Section 11.7, all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement.

     11.8 ACCRUED RIGHTS, SURVIVING OBLIGATIONS. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination, relinquishment or expiration, including, without limitation, the payment obligations under Paragraph 2.5 and Article 6 hereof and any and all damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

     11.9 TERMINATION NOT SOLE REMEDY. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

                         ARTICLE XII - INDEMNIFICATION

     12.1 RESEARCH AND DEVELOPMENT INDEMNIFICATION. Each Party (the "Indemnifying Party") shall indemnify, defend and hold the other party (the "Indemnified Party") harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments incurred by or rendered against the Indemnified Party and its Affiliates and Sublicensees incurred in the defense or settlement of a Third Party lawsuit or in a satisfaction of a Third Party judgment arising out of any injuries to person and/or damage to property resulting from (i) negligent acts of the Indemnifying Party performed in carrying out Research and Development hereunder, including failure by the Indemnifying Party to provide the Indemnified Party with any Information of the Indemnifying party's which, if timely received, would have avoided injury, death or damage, provided such failure to provide such Know-How is due to negligence of the part of the Indemnifying Party, and (ii) personal injury to the Indemnified Party employees or agents or damage to the Indemnified Party's property resulting from acts performed by, under the direction of, or at the request of the Indemnifying Party in carrying out activities contemplated by this Agreement.

      12.2 INDEMNIFICATION FOR PRODUCTS. With respect to Products covered by this Agreement:

        (a) Janssen hereby agrees to save, defend and hold Neurocrine and its agents, directors and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorney's fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Products by Janssen, its Affiliates, agents or Sublicensees except to the extent such Losses result from the negligence of Neurocrine.

        (b) In the event that Neurocrine is seeking indemnification under Paragraphs 12.1 or 12.2(a), it shall inform Janssen of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Janssen to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Janssen) in the defense of the claim.

        (c) Neurocrine hereby agrees to save, defend and hold Janssen and its agents, directors and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees ("Losses") resulting directly from the manufacture, use, handling, storage, sale or other disposition of chemical agents or Products by Neurocrine, its Affiliates, agents or Sublicensees, except to the extent such Losses result from the negligence of Janssen.

        (d) In the event Janssen is seeking indemnification under Paragraphs
12.1 or 12.2(c), it shall inform Neurocrine of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Neurocrine to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of Neurocrine) in the defense of the claim.

                       ARTICLE XIII - DISPUTE RESOLUTION

      13.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XIII if and when a dispute arises under this Agreement.

     If the JRC is unable to resolve a dispute, using reasonable efforts to do so, or the Parties are unable to resolve any other dispute between them, either Party may, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within twenty-one (21) days after such notice is received. Said designated officers are as follows:

     FOR JANSSEN:          President, Janssen Research Foundation
     FOR NEUROCRINE:       Chief Executive Officer

     Unless otherwise mutually agreed, the negotiations between the designated officers should be conducted by telephone with three (3) days and times within the period stated above, offered by the designated officer of Janssen to the designated officer of Neurocrine for consideration. The times offered should fall between the hours of 11:00 a.m. and 4:00 p.m. E.S.T. or E.D.T., U.S.A.

      13.2 ALTERNATIVE DISPUTE RESOLUTION. Any dispute controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

        (a) If a Party intends to begin an ADR to resolve a dispute, such Party shall provide written notice (the "ADR Request") to the other Party informing such other Party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Para-graphs 11.2 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

        (b) Within thirty (30) days after the receipt of the ADR Request, the other Party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

      13.3 ARBITRATION PROCEDURE. The ADR shall be conducted in English pursuant to the International Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect.
Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

        (a) Arbitrator. The arbitration shall be conducted by a panel of three arbitrators ("the Panel"). Each Party shall have the right to appoint one (1) member of the Panel, with the third member to be mutually agreed by the two Panel members appointed by the Parties or appointed in accordance with the rules of the American Arbitration Association. All Panel members shall be selected from a pool of independent arbitrators. Each Party shall make its appointment within twenty (20) days of receipt of the ADR Request and the Third Panel member shall be selected by the two Panel members within ten (10) days of the selection of the first two Panel members.

        (b) Proceedings. The Parties will cooperate in good faith in the voluntary, prompt and informal exchange of non-privileged documents and other information relevant to the Arbitration. The Parties and the Panel will make every effort to conclude the information exchange process within ninety (90) days after the Panel is selected. Within seven (7) days after selection of the Panel, each Party may serve on any other Party up to ten (10) interrogatories, without subparts, for the purpose of identification of documents and witnesses. These interrogatories will be answered within seven (7) days.

     At any time after the selection of the Panel, but no later than thirty (30) days before the Arbitration hearing, each Party may take up to three (3) depositions of an opposing Party as a matter of right. The Parties will attempt to agree to time, location and duration of the deposition, and if the Parties do not agree these will be determined by the Panel.

     Any Party may conduct depositions of its own witnesses which may be introduced as evidence at the Arbitration hearing if the other Party was given fair opportunity to attend the deposition and cross-examine.

     Upon the request of any Party, the Panel will conduct a conference for the purpose of determining additional information to be exchanged. Parties may request additional depositions, interrogatories or document Production. If the Panel determines that the requesting Party has a reasonable need for the requested information and that the request is not overly burdensome on the opposing Party, the Panel may order the additional information exchange.

     As they become aware of new documents or information, including experts who may be called upon to testify, all Parties remain under a continuing obligation to provide documents upon which they rely, to supplement their responses, and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents which have not been previously exchanged will not be considered by the Panel at the hearing, unless agreed by the Parties.

     The Parties will promptly notify the Panel when an unresolved dispute exists regarding discovery issues. The Panel will discuss the matter with the Parties to determine the nature of the dispute and will attempt to resolve that dispute. If the Panel does not resolve the dispute, the Panel will arrange a conference concerning the dispute before the Panel by telephone, or in person, and the Panel will decide the dispute.

     The Panel will determine the date and time of the Arbitration hearing and other proceedings after consultation with the Panel and the Parties and will provide reasonable notice of the hearing date and time. The Panel will make every effort to schedule the Arbitration hearing within one hundred and twenty
(120) days of the commencement of the Arbitration, absent unusual circumstances.

     The Parties may agree on or the Panel for good cause may order a rescheduling of the hearing date.

     The Panel will ordinarily conduct the Arbitration hearing in the manner set forth in these Rules. The Panel may vary these procedures if the Panel determines it is reasonable and appropriate to do so. The Panel may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all

Parties are afforded the opportunity to present material and relevant evidence.

     The Panel will require witnesses to testify under oath if requested by any Party.

     The Panel will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

     When the Panel determines that all relevant and material evidence and arguments have been presented, the Panel will declare the hearing closed. The Panel may defer the closing of the hearing for up to twenty (20) days to permit the Parties to submit post-hearing briefs and or to make closing arguments, as the Panel deems appropriate, before rendering an award.

     The Panel will render the award within ten (10) days after the date of the closing of the hearing or, if an Arbitration hearing has been waived, within ten
(10) days after the date of the Panel's receiving all materials specified by the Parties. The decision and award of majority of the Panel will constitute the Arbitration Award and will be binding on the Parties.

     The Panel shall, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act. The proceeding shall take place in the City of Boston, Massachusetts. The fees of the Panel shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

        (c) Award. The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive damages may not be awarded.

        (d) Costs. Except as set forth in Paragraph 13.4(b), above, each Party shall bear its own legal fees.

        (e) Confidentiality. The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other Party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

      13.4 SURVIVABILITY. Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

      13.5 JURISDICTION. For the purposes of this Article XIII, the Parties acknowledge their diversity (Neurocrine having its principal place of business in California and Janssen Pharmaceutica, N.V. having its principal place of business in Beerse, Belgium) and agree to accept the jurisdiction of the United States Federal District Courts of any District for the purposes of enforcing awards entered pursuant to this
Article XIII and for enforcing the agreements reflected in this Article XIII.

                       ARTICLE XIV - LICENSOR BANKRUPTCY

     14.1 All rights and licenses granted under or pursuant to this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under section 101(60) of the Bankruptcy Code. The Parties agree that the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties agree during the term of this Agreement to create and maintain current copies or, if not amendable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the other Party, unless the Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Party upon written request therefor by the other Party.

                           ARTICLE XV - MISCELLANEOUS

      15.1 ASSIGNMENT. Either Party may assign this Agreement or its ownership interest in jointly owned Program Patents: (i) to a party that succeeds to substantially all of the business or assets of such Party by reason of a merger or similar reorganization or the sale of substantially all of its business or assets, or (ii) otherwise with the prior written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

      15.2 RESEARCH AND DEVELOPMENT ENTITIES. Either Party may assign its rights and obligations under this Agreement to an entity or entities (e.g., partnership or corporation) that are specifically formed for financial purposes and that finance research and development performed by such Party; provided, however, that such assignment shall not relieve the assigning Party of responsibility for performance of its obligations under this Agreement.

      15.3 CONSENTS NOT UNREASONABLY WITHHELD. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

      15.4 RETAINED RIGHTS. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market Products outside the Field using such Party's Technology.

      15.5 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

      15.6 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      15.7 NO TRADEMARK RIGHTS. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Neurocrine" or "Janssen, or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

      15.8 NOTICES. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following address (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof.

IF TO NEUROCRINE,

      ADDRESSED TO:      NEUROCRINE BIOSCIENCES, INC.
                         3050 Science Park Road
                         San Diego, CA  92121-1102
                         Attention:  President & CEO
                         Telephone:  619-658-7600
                         Telecopy:   619-658-7602

     WITH COPY TO:       WILSON SONSINI GOODRICH & ROSATI
                         PROFESSIONAL CORPORATION
                         650 Page Mill Road
                         Palo Alto, CA  94304-1050
                         Attention:  Kenneth A. Clark, Esq.
                         Telephone:  415-493-9300
                         Telecopy:   415-493-6811

IF TO JANSSEN,

     ADDRESSED TO:       JANSSEN PHARMACEUTICA, N.V.
                         Turnhoutseweg 30
                         2340 Beerse, Belgium
                         Attention:  President, JRF
                         Telephone:  (32 + 14) 60-21-11
                         Telecopy:  (32 + 14) 60-28-41

WITH A COPY TO:          OFFICE OF GENERAL COUNSEL
                         JOHNSON & JOHNSON
                         One Johnson & Johnson Plaza
                         New Brunswick, NJ  08933

Each of the Parties consent to the personal jurisdiction of the U.S. Federal Courts and agree to accept any legal process served upon such Party at the addresses specified above for such Party.

      15.9 WAIVER. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

      15.10 SEVERABILITY. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or applicable thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

      15.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.12 ENTIRE AGREEMENT. This Agreement and the accompanying Stock Purchase Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understanding between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

      15.13 RELATIONSHIP OF PARTIES. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

      15.14 LIMITED LIABILITY. Neurocrine's remedies shall be limited to those recited under Paragraph 3.2(d) should Janssen fail to perform under Article III, particularly Paragraphs 3.1 and 3.2, and, as a result, Janssen shall not be liable to Neurocrine under any contract, negligence, strict liability or other legal or equitable theory for any incidental or consequential damages for failure to perform under Article III.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.


                                        JANSSEN PHARMACEUTICA, N.V.

                                        By /s/ Valentino Tanca
                                           -------------------------------
                                        Title Executive Vice President
                                              ----------------------------
                                        Date Feb. 7, 1995
                                             -----------------------------

                                        By /s/ Gustaaf Van Reet, Ph.D.
                                           -------------------------------
                                        Title Managing Director
                                              ----------------------------
                                        Date Feb. 7, 1995
                                             -----------------------------

AGREED TO AND ACCEPTED BY:
NEUROCRINE BIOSCIENCES, INC.

By /s/ Gary Lyon
   --------------------------
Title President
      -----------------------
Date 2/9/95
     ------------------------

                                  APPENDIX A

                                     [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

                                  APPENDIX B

                                     [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED

                                  APPENDIX C

                                     [***]

                    [***] CONFIDENTIAL TREATMENT REQUESTED